Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

Thornburg Durable Allocation & Income Trust

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value	457(a)	200	$20	$20	$0.0000927	$0.37 (2)

Fees Previously Paid	Equity	Common Stock, $0.001 par value	457(a)	200	$20	$20	$0.0000927	$0.37 (3)

Carry Forward Securities

Carry Forward Securities	Equity	Common Shares

Total Offering Amounts	$20	$0.0000927	$0.37

Total Fees Previously Paid			$0.37

Total Fee Offsets			–

Net Fee Due			$0

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933 solely for the purpose of determining the registration fee.
(2)	Amount represents $0.37 previously paid to register 1 share of common stock.
(3)

The Registrant previously paid $0.37 to register 200 shares of common stock under the Registrant’s Registration Statement on Form N-2 (File No. 333-262196), filed with the Securities and Exchange Commission on January 14, 2022.